8

                                                                     Exhibit 2.1
                                                                     -----------

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
                   -------------------------------------------

         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment") is dated as of February 9, 1999, and is among CertainTeed Corporation, a corporation organized and existing under the laws of Delaware with offices at 750 East Swedesford Road, Valley Forge, Pennsylvania, 19482 (the "Buyer"), and ABTco, Inc., a corporation organized and existing under the laws of Delaware with offices at One Neenah Center, Neenah, Wisconsin 54946 (the "Seller"), and ABT Building Products Corporation, a corporation organized and existing under the laws of Delaware with offices at One Neenah Center, Neenah, Wisconsin 54946 (the "Stockholder").

                                    RECITALS
                                    --------

         A. The parties hereto have entered into that certain Asset Purchase Agreement dated as of December 21, 1998 (the "Purchase Agreement", to which reference is made for the definitions of all capitalized terms used but not otherwise defined herein), pursuant to which the Seller has agreed to sell, and the Buyer has agreed to purchase, certain assets of Seller comprising the Business.

         B. The parties to the Purchase Agreement desire to amend the Purchase Agreement on the terms and conditions contained herein.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendment to Purchase Agreement. With effect from the date hereof:

                  (a) Section 4.2.11 of the Purchase Agreement is deleted in its entirety, and replaced with the following:

    4.2.11. Collection of Receivables.

         A. Seller's Receivables. After the Closing Date, Seller shall collect Seller's accounts receivable relating to the Business ("Seller Business Receivables") in a manner consistent with the policies and practices used by Seller in the collection of its own accounts receivable and in compliance with all applicable Laws. For the
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                                                                               9

purposes of this Section 4.2.11, the combination of the Seller Business Receivables plus all other receivables of Seller shall collectively be referred to as "Seller Receivables".

         B. Buyer's Receivables. After the Closing Date, Seller shall render to Buyer certain services in connection with Buyer's accounts receivable relating to the Business ("Buyer Receivables") according to the procedures and other provisions set forth in the Technology Transfer and Services Agreement dated as of the date hereof.

         C. Attribution of Receivables. If any party hereto receives a payment from a third party that belongs to any other party to this Agreement, other than receipt by Seller of Buyer Receivables pursuant to the Technology Transfer and Services Agreement, then the recipient shall promptly forward the payment (or the equivalent amount, if already deposited, together with a copy of the front of the payment check received) to such other party. For the purpose of attributing payments received by Seller to outstanding receivables the following procedure shall be observed:

                  (i) If, on the date a payment is received from an account debtor there are no Buyer Receivables but there are Seller Receivables from such account debtor, the payment shall be attributed to the Seller Receivables.

                  (ii) If, on the date a payment is received from an account debtor there are no Seller Receivables but there are Buyer Receivables from such account debtor, the payment shall be attributed to the Buyer Receivables.

                  (iii) If, on the date a payment is received from an account debtor there are both Buyer Receivables and Seller Receivables from such account debtor, the payment shall be attributed first to a particular invoice or receivable requested or identified by the account debtor, second to a particular invoice or receivable to which such payment may logically be attributed (e.g. an invoice or receivable in a matching amount), and third to the oldest non-disputed invoice of the account debtor. For the purposes of this Section 4.2.11, an invoice or receivable shall be considered disputed if the account debtor has disputed in writing the invoice or receivable for any reason.

                  (b) The following additional Section 4.2.14 shall be added to the Purchase Agreement:

    4.2.14 Real Estate Taxes. Seller shall pay when due all1999 real estate
Taxes and personal property Taxes on the Real Property and the Acquired Assets, including, without limitation, taxes due to the municipality of Roaring River, North Carolina and Wilkes County North Carolina. If the amount of the 1999 real estate Taxes and personal property Taxes on the Real Property are in excess of the 1998 real estate
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                                                                              10

Taxes and personal property Taxes on the Real Property, Buyer shall pay to Seller the pro rata portion of such increase. Upon Buyer's request, Seller shall provide Buyer with written evidence of such payment.

                  (c) Section 4.3.3 of the Purchase Agreement is deleted in its entirety, and replaced with the following:

    4.3.3. Wage Subsidy. On or before the ninetieth (90th) day after the Closing Date, Seller shall pay to Buyer the sum of Ninety Thousand Dollars ($90,000), to be applied by Buyer against the then current and future wage and benefit costs for the Transferred Business Employees.

                  (d) Section 6.1 of the Purchase Agreement is deleted in its entirety, and replaced with the following:

    6.1. COMPLETION OF PHYSICAL INVENTORY. Not more than seven (7) days prior to the Closing Date, Buyer and Seller shall jointly conduct a physical count of the Inventory located on the Real Property which amount shall be adjusted after the Closing Date to reflect actual sales, production of finished goods, purchase of raw materials and other transactions prior to the Effective Time using standard accounting cutoff procedures ("Physical Inventory on Real Property"). Not more than forty five (45) days after the Closing Date, Buyer and Seller shall jointly conduct a physical count of the Inventory located at the locations listed on
Schedule 3.1.3.F, which amount shall be adjusted for each location to reflect sales activity, damage and shrinkage between the Effective Time and the date such physical count is conducted. ("Physical Inventory at Consignment Locations"). The sum of the Physical Inventory on Real Property and the Physical Inventory at Consignment Locations shall be deemed the physical inventory as of the Closing Date ("Physical Inventory").

                  (e) Section 6.5 of the Purchase Agreement is deleted in its entirety, and replaced with the following:

    6.5. PURCHASE PRICE ADJUSTMENT. If the Final Purchase Price calculated using the results of the Physical Inventory is greater than the Estimated Purchase Price, then Buyer shall pay the difference between such amounts to Seller. If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay the difference between such amounts to Buyer. Such payment shall be made by wire transfer in immediately available funds to an account designated by the recipient. The payment of the Purchase Price Adjustment shall be made within ten (10) days following the final determination of the Physical Inventory. In order to determine the Physical Inventory, within sixty (60) days following the Closing Date, Seller shall cause the Physical Inventory to be calculated and such calculation shall be delivered to Buyer. Within ten (10) days of Buyer's receipt of Seller's calculation of Physical Inventory, Buyer shall, in writing, either (i) advise Seller that Buyer agrees with
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                                                                              11

Seller's calculation of the Physical Inventory; or (ii) advise Seller, in reasonable detail, of the nature and extent of any disagreement with Seller's calculation of the Physical Inventory. If, after good faith negotiations, Buyer and Seller are unable to resolve any such disagreement within ten (10) days after Buyer's notice to Seller, the parties shall submit the determination of any disputed items to a national certified public accounting firm reasonably acceptable to both parties (the "Accounting Arbitrator"). The Accounting Arbitrator shall determine which of the positions asserted, either that asserted by Buyer or that asserted by Seller is correct. The Accounting Arbitrator's decision on the disputed items shall be final and binding on the parties and shall not be appealable to any court. Each party shall bear the fees and expenses of its own representatives in connection with the determination of the Physical Inventory, and shall share equally the fees and expense of the Accounting Arbitrator.

                  (f) Schedule 4.2.7 shall be deleted in its entirety and replace with the new Schedule 4.2.7 attached hereto as Exhibit A.

         2. No Other Modifications. Except as modified by the terms of this Amendment, all provisions of the Purchase Agreement shall remain unchanged and are in full force and effect and shall continue to be binding on the parties hereto. From the date hereof, the Purchase Agreement and this Amendment shall be read as one document.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have hereunto set their hands, as of the date first above written.


CERTAINTEED CORPORATION

By: /s/
-----------------------
   Bradford C. Mattson, Executive Vice President -
   Exterior Building Products


ABTco, INC.

By: /s/
-----------------------
   Joseph P. O'Neill, Vice President and
   Chief Financial Officer
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ABT BUILDING PRODUCTS CORPORATION

By: /s/
-----------------------
   Joseph P. O'Neill, Vice President and
   Chief Financial Officer